Supplemental Unaudited Historical Data

Revenue Disaggregation
The following table presents revenue disaggregated by product offering for each segment (in thousands, unaudited):

	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
Enterprise:
Subscription	$117,023	$120,113	$125,522	$128,786	$127,002	$128,692	$132,284
Other	617	443	601	1,353	746	605	518
Enterprise revenue	$117,640	$120,556	$126,123	$130,139	$127,748	$129,297	$132,802
Consumer:
Subscription	$6,797	$7,397	$8,153	$8,660	$9,281	$10,300	$11,661
Transactional and other	72,409	66,407	61,141	61,143	63,271	60,282	51,217
Consumer revenue	$79,206	$73,804	$69,294	$69,803	$72,552	$70,582	$62,878
Total revenue	$196,846	$194,360	$195,417	$199,942	$200,300	$199,879	$195,680
Consolidated subscription revenues (unaudited) were $123.8 million, $127.5 million, $133.7 million, and $137.4 million for the three-month periods ending March 31, June 30, September 30, and December 31, 2024, respectively. Consolidated subscription revenues (unaudited) were $136.3 million, $139.0 million, and $143.9 million for the three-month periods ending March 31, June 30, and September 30, 2025, respectively.
Enterprise subscription revenue is recognized ratably over the respective contractual subscription term beginning on the date that the platform is made available to the customer. Other Enterprise revenue is primarily comprised of professional services arrangements, which are generally offered as fixed price contracts and recognized on a proportional performance basis.
Consumer subscription revenue is recognized ratably over the respective contractual subscription term beginning on the date that the platform is made available to the customer. Transactional and other revenue is primarily comprised of sales of single courses, which are recognized ratably over the estimated service period of four months, as well as other products sold on the consumer marketplace on a non-recurring basis, which were not material for the periods presented.
Paid Consumer Subscribers
We count the total number of paid Consumer subscribers at the end of each period. Paid Consumer subscribers are defined as users who had an active paid subscription to any Consumer subscription offering at the end of the last day of a given period. The count of paid subscribers does not include users who are currently on a free trial.
The following table presents paid Consumer subscribers (in thousands, unaudited):

	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
Paid Consumer subscribers	136	141	156	170	193	215	294